                          FUND PARTICIPATION AGREEMENT

This Agreement is entered into as of the 28th day of November, 2001, between Modern Woodmen of America ("the Society"), a fraternal benefit society organized under the laws of the State of Illinois, and J.P. Morgan Series Trust II ("Fund"), a business trust organized under the laws of Delaware, with respect to the Fund's portfolio or portfolios set forth on Schedule 1 hereto, as such Schedule may be revised from time to time (the "Series"; if there are more than one Series to which this Agreement applies, the provisions herein shall apply severally to each such Series).

                         ARTICLE I
                         DEFINITIONS

1.1.      "Act" shall mean the Investment Company Act of 1940, as amended.

1.2. "Board" shall mean the Board of Trustees of the Fund having the responsibility for management and control of the Fund.

1.3. "Business Day" shall mean any day for which the Fund calculates net asset value per share as described in the Fund's Prospectus and the Society is open for business.

1.4.      "Commission" shall mean the Securities and Exchange Commission.

1.5. "Contract" shall mean a variable annuity or variable life insurance contract that uses the Fund as an underlying investment medium. Individuals who participate under a group Contract are "Participants".

1.6. "Contractholder" shall mean any entity that is a party to a Contract with a Participating Company.

1.7. "Disinterested Board Members" shall mean those members of the Board that are not deemed to be "interested persons" of the Fund, as defined by the Act.

1.8. "Participating Companies" shall mean any insurance company (including the Society), which offers variable annuity and/or variable life insurance contracts to the public and which has entered into an agreement with the Fund for the purpose of making Fund shares available to serve as the underlying investment medium for the aforesaid Contracts.

1.9.      "Plans" shall mean qualified pension and retirement benefit plans.

1.10. "Prospectus" shall mean the Fund's current prospectus and statement of additional information, as most recently filed with the Commission, with respect to the Series.

1.11. "Separate Account" shall mean the separate accounts listed on Schedule II hereto as such Schedule may be revised from time to time. Each separate account is established by the Society in accordance with the laws of the State of Illinois.

1.12. "Software Program" shall mean the software program used by the Fund for providing Fund and account balance information including net asset value per share.

1.13. "The Society's General Account(s)" shall mean the general account(s) of the Society and its affiliates which invest in the Fund.

                         ARTICLE II
                         REPRESENTATIONS

2.1 The Society represents that (a) it is a fraternal benefit society duly organized and in good standing under applicable law; (b) it has legally and validly established each Separate Account pursuant to the Illinois Insurance Code for the purpose of offering to the public certain variable annuity contracts and variable life insurance contracts; (c) each Separate Account is registered as a unit investment trust under the Act (or exempt therefrom) and will serve as a segregated investment account for the Contracts; (d) each Separate Account is eligible to invest in shares of the Fund without such investment disqualifying the Fund as an investment medium for the Society separate accounts supporting variable annuity contracts or variable life insurance contracts; and (e) each Separate Account shall comply with all applicable legal requirements.

2.2 The Society represents that (a) the Contracts will be registered as securities under the Securities Act of 1933, as amended ("1933 Act") (or exempt therefrom); (b) the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and (c) the sale of the Contracts shall comply in all material respects with applicable state insurance law requirements. The Society agrees to inform the Fund promptly of any investment restrictions imposed by state insurance law and applicable to the Fund.

2.3 The Society represents that the income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the applicable Contracts and applicable state insurance law, to be credited to or charged against such Separate Account without regard to other income, in accordance with applicable state insurance law, gains or losses from assets allocated to any other accounts of the Society. The Society represents, in accordance with applicable state insurance law, that the assets of the Separate Account are and will be kept separate from the Society's General Account and any other separate accounts the Society may have, and will not be charged with liabilities from any business that the Society may conduct or the liabilities of any companies affiliated with the Society.

2.4 Fund represents that the Fund is registered with the Commission under the Act as an open-end management investment company and possesses, and shall maintain, all legal and regulatory licenses, approvals, consents and/or exemptions required for the Fund to operate and offer its shares as an underlying investment medium for Participating Companies. The Fund has established five portfolios and may in the future establish other portfolios.

2.5 Fund represents that it is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify the Society immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

2.6 Subject to the Fund's compliance with Section 817(h) of the Code, the Society represents and agrees that the Contracts are currently, and at the time of issuance will be, treated as life insurance or annuity contracts, whichever is appropriate, under applicable provisions of the Code, and that it will make every effort to maintain such treatment and that it will notify the Fund and its investment adviser immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future. The Society agrees that any prospectus offering a Contract that is a "modified endowment contract," as that term is defined in Section 7702A of the Code, will identify such Contract as a modified endowment contract.

2.7 "Fund represents and agrees that each Series currently complies with the diversification requirements of Section 817(h) of the Code and the regulations issued thereunder relating to the diversification requirements for variable life insurance contracts and variable annuity contracts, that it will make every effort to comply with those requirements and that it will notify the Society immediately upon having a reasonable basis for believing that any Series has ceased to so qualify or that a Series might not so qualify in the future."

2.8 The Society agrees that the Fund shall be permitted (subject to the other terms of this Agreement) to make Series' shares available to other Participating Companies and contractholders and to Plans.

2.9 Fund represents and warrants that any of its trustees, officers, employees, investment advisers, and other individuals/entities who deal with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than that required by Rule 17g-1 under the Act. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.10 The Society represents and warrants that it maintains comprehensive general liability coverage and a fidelity bond covering it and each of its employees and agents who deal with the money and/or securities of the Fund with limits of not less than those considered commercially reasonable and appropriate under current industry practices. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.11 The Society agrees that the Fund's investment adviser shall be deemed a third party beneficiary under this Agreement and may enforce any and all rights conferred by virtue of this Agreement.

                         ARTICLE III
                         FUND SHARES

3.1 The Contracts funded through each Separate Account will provide for the investment in Series shares.

3.2 Fund agrees to make the shares of its Series available for purchase at the then applicable net asset value per share by the Society and each Separate Account on each Business Day pursuant to rules of the Commission. Notwithstanding the foregoing, the Fund may refuse to sell the shares of any Series to any person, or suspend or terminate the offering of the shares of any Series if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary and in the best interests of the shareholders of such Series (it being understood that for this purpose shareholders means Contractholders). Notice of election to suspend or terminate shall be furnished by the Fund, if or where practicable and if such suspension or termination is in the sole discretion of the Board, said termination to be effective 10 business days after receipt of such notice by the Society in order to give the Society sufficient time to take appropriate steps in response to such suspension or termination.

3.3 Fund agrees that shares of the Fund will be sold only to Participating Companies and their separate accounts and to the general accounts of those Participating Companies and their affiliates and to Plans. No shares of any Series will be sold to the general public.

3.4 Fund shall use its best efforts to provide closing net asset value, dividend and capital gain information for each Series available on a per-share and Series basis to the Society by 7:00 p.m. Eastern Time on each Business Day. Any material errors in the calculation of net asset value, dividend and capital gain information shall be reported immediately upon discovery to the Society. Non-material errors will be corrected in the next Business Day's net asset value per share for the Series in question.

3.5 At the end of each Business Day, the Society will use the information described in Sections 3.2 and 3.4 to calculate the Separate Account unit values for the day. Using this unit value, the Society will process the day's Separate Account transactions received by it by the close of trading on the floor of the New York Stock Exchange (currently 4:00 p.m. Eastern time) to determine the net dollar amount of Series shares which will be purchased or redeemed at that day's closing net asset value per share for such Series. The net purchase or redemption orders will be transmitted to the Fund by the Society by 10:00 a.m. Eastern Time on the Business Day next following the Society's receipt of that information provided, however, that the Fund shall provide additional time to the Society in the event that the Fund is unable to meet the 7:00 p.m. Eastern Time stated in
          Section 3.4. Such additional time shall be equal to the additional time that the Fund takes to make net asset available to the Society. Subject to Sections 3.6 and 3.8, all purchase and redemption orders for the Society's General Accounts shall be effected at the net asset value per share of the relevant Series next calculated after receipt of the order by the Fund or its Transfer Agent.

3.6 Fund appoints the Society as its agent for the limited purpose of accepting orders for the purchase and redemption of shares of each Series for the Separate Accounts. Fund will execute orders for any Series at the applicable net asset value per share determined as of the close of trading on the day of receipt of such orders by the Society acting as agent ("effective trade date"), provided that the Fund receives notice of such orders by 10:00 a.m. Eastern Time on the next following Business Day and, if such orders request the purchase of Series shares, the conditions specified in Section 3.8, as applicable, are satisfied. A redemption or purchase request for any Series that does not satisfy the conditions specified above and in
          Section 3.8, as applicable, will be effected at the net asset value computed for such Series on the Business Day immediately preceding the next following Business Day upon which such conditions have been satisfied.

3.7 The Society will make its best efforts to notify Fund in advance of any unusually large purchase or redemption orders.

3.8 If the Society's order requests the purchase of Series shares, the Society will pay for such purchases by wiring Federal Funds to Fund or its designated custodial account on the day the order is transmitted. The Society shall transmit to the Fund payment in Federal Funds by the close of the Federal Reserve wire system on the Business Day the Fund receives the notice of the order pursuant to Section 3.5. Fund will execute such orders at the applicable net asset value per share determined as of the close of trading on the effective trade date if Fund receives payment in Federal Funds by the close of the Federal Reserve wire system on the Business Day the Fund receives the notice of the order pursuant to Section 3.5. If payment in Federal Funds for any purchase is not received on such Business Day, the Society shall promptly upon the Fund's request, reimburse the Fund for any charges, costs, fees, interest or other expenses incurred by the Fund in connection with any advances to, or borrowings or overdrafts by, the Fund, or any similar expenses incurred by the Fund, as a result of portfolio transactions effected by the Fund based upon such purchase request. If the Society's order requests the redemption of Series shares valued at or greater than $1 million dollars, the Fund may wire such amount to the Society within five days of the order to enable the Society to pay redemption proceeds within the time specified in Section 22(e) of the Act or such shorter period of time as may be required by law.


3.9 Fund has the obligation to ensure that Series shares are registered with applicable federal agencies at all times.

3.10 Fund will confirm each purchase or redemption order made by the Society. Transfer of Series shares will be by book entry only. No share certificates will be issued to the Society. The Society will record shares ordered from Fund in an appropriate title for the corresponding account.

3.11      Fund shall credit the Society with the appropriate number of shares.

3.12 On each ex-dividend date of the Fund or, if not a Business Day, on the first Business Day thereafter, Fund shall communicate to the Society the amount of dividend and capital gain, if any, per share of each Series. All dividends and capital gains of any Series shall be automatically reinvested in additional shares of the relevant Series at the applicable net asset value per share of such Series on the payable date. Fund shall, on the day after the payable date or, if not a Business Day, on the first Business Day thereafter, notify the Society of the number of shares so issued.

                         ARTICLE IV
                         STATEMENTS AND REPORTS

4.1 Fund shall provide monthly statements of account as of the end of each month for all of the Society's accounts by the fifteenth (15th) Business Day of the following month. Statements will include transaction detail for the statement period of each Series in which shares were purchased, redeemed or exchanged, and a summary of the number of Series shares owned and net asset value thereof as of the statement date.

4.2 Fund shall distribute to the Society copies of the Fund's Prospectuses, proxy materials, notices, periodic reports and other printed materials (which the Fund customarily provides to its shareholders) in quantities as the Society may reasonably request for distribution to each Contractholder and Participant.

4.3 Fund will provide to the Society at least one complete copy of all registration statements, Prospectuses, reports, proxy statements and other voting solicitation materials, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments and supplements to any of the above, that relate to the Fund or its shares, contemporaneously with the filing of such document with the Commission or other regulatory authorities.

4.4 The Society will provide to the Fund at least one copy of all registration statements, Prospectuses, reports, proxy statements and other voting solicitation materials, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments and supplements to any of the above, that relate to the Contracts or the Separate Accounts, contemporaneously with the filing of such document with the Commission.

4.5 The Fund will provide the Society with as much notice as is reasonably practicable of any proxy solicitation for any Series, and of any change in the Fund's registration statement or prospectus, particularly any change resulting in a change to the registration statement or prospectus for any Separate Account. The Fund will work with the Society so as to enable the Society to solicit proxies from Contractholders, or to make changes to its registration statement or prospectus, in an orderly manner. The Fund will make reasonable efforts to attempt to have changes affecting Contract prospectuses become effective simultaneously with the annual updates for such prospectuses.

                         ARTICLE V
                         EXPENSES

5.1 The charge to the Fund for all expenses and costs of the Series, including but not limited to management fees, administrative expenses and legal and regulatory costs, will be made in the determination of the relevant Series' daily net asset value per share so as to accumulate to an annual charge at the rate set forth in the Fund's Prospectus. Excluded from the expense limitation described herein shall be brokerage commissions and transaction fees and extraordinary expenses.

5.2 Except as provided in this Article V and, in particular in the next sentence, the Society shall not be required to pay directly any expenses of the Fund or expenses relating to the distribution of its shares. The Society shall pay the following expenses or costs:

          a. The cost of printing the Fund's Prospectus, or marketing materials for prospective Society Contractholders and Participants as the Fund's investment adviser and the Society shall agree from time to time.

          b. Distribution expenses of any Fund materials or marketing materials for prospective Society Contractholders and Participants.

          c. Distribution expenses of Fund materials or marketing materials for Society Contractholders and Participants.

          Except as provided herein, all other Fund expenses shall not be borne by the Society.

                         ARTICLE VI
                         EXEMPTIVE RELIEF

6.1 The Society has reviewed a copy of the order dated December, 1996 of the Securities and Exchange Commission under Section 6(c) of the Act granting the Fund the exemptive relief necessary to permit the Fund to engage in mixed and shared funding as that term is defined in the corresponding application for exemptive relief and, in particular, has reviewed the conditions to the relief set forth in the related Notice. As set forth therein, the Society agrees to report any potential or existing conflicts promptly to the Board, and in particular whenever contract voting instructions are disregarded, and recognizes that it will be responsible for assisting the Board in carrying out its responsibilities under such application. The Society agrees to carry out such responsibilities with a view to the interests of existing Contractholders.

6.2 If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to Contractholder investments in the Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that the Society is responsible for causing or creating said conflict, the Society shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to:

          a. Withdrawing the assets allocable to a Separate Account from the Series and reinvesting such assets in a different investment medium, or submitting the question of whether such segregation should be implemented to a vote of all affected Contractholders; and/or

          b.   Establishing a new registered management investment company.

6.3 If a material irreconcilable conflict arises as a result of a decision by the Society to disregard Contractholder voting instructions and said decision represents a minority position or would preclude a majority vote by all Contractholders having an interest in the Fund, the Society may be required, at the Board's election, to withdraw the Separate Account's investment in the Fund.

6.4 For the purpose of this Article, a majority of the Disinterested Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to bear the expense of establishing a new funding medium for any Contract. The Society shall not be required by this Article to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contractholders materially adversely affected by the irreconcilable material conflict.

6.5 No action by the Society taken or omitted, and no action by a Separate Account or the Fund taken or omitted as a result of any act or failure to act by the Society pursuant to this Article VI shall relieve the Society of its obligations under, or otherwise affect the operation of, Article V.

                         ARTICLE VII
                         VOTING OF FUND SHARES

7.1 Fund shall provide the Society with copies at no cost to the Society, of the Fund's proxy material, reports to shareholders and other communications to shareholders in such quantity as the Society shall reasonably require for distributing to Contractholders or Participants.

          The Society shall:

          (a) solicit voting instructions from Contractholders or Participants on a timely basis and in accordance with applicable law;

          (b) vote the Series shares in accordance with instructions received from Contractholders or Participants; and

          (c) vote Series shares for which no instructions have been received in the same proportion as Series shares for which instructions have been received.

          The Society agrees at all times to vote its General Account shares in the same proportion as Series shares for which instructions have been received from Contractholders or Participants. The Society further agrees to be responsible for assuring that voting Series shares for the Separate Account is conducted in a manner consistent with other Participating Companies.

                         ARTICLE VIII
                         MARKETING AND REPRESENTATIONS

8.1 The Fund or its underwriter shall periodically furnish the Society with the following documents, in quantities as the Society may reasonably request:

          a.   Current Prospectus and any supplements thereto;

          b.   other marketing materials.

          Expenses for the production of such documents shall be borne by the Society, if applicable, in accordance with Section 5.2 of this Agreement.

8.2 The Society shall designate certain persons or entities which shall have the requisite licenses to solicit applications for the sale of Contracts. No representation is made as to the number or amount of Contracts that are to be sold by the Society. The Society shall make reasonable efforts to market the Contracts and shall comply with all applicable federal and state laws in connection therewith.

8.3 The Society shall furnish, or shall cause to be furnished, to the Fund, each piece of sales literature or other promotional material in which the Fund, its investment adviser or the administrator is named, at least fifteen Business Days prior to its use. No such material shall be used unless the Fund approves such material. Such approval (if given) must be in writing and shall be presumed not given if not received within ten Business Days after receipt of such material. The Fund shall use all reasonable efforts to respond within ten days of receipt. Fund reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Fund, its investment adviser or administrator is named, and no such material shall be used if the Fund so objects.

8.4 The Society shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund or any Series in connection with the sale of the Contracts other than the information or representations contained in the registration statement or Prospectus, as may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund except with the permission of the Fund.

8.5 Fund shall furnish, or shall cause to be furnished, to the Society, each piece of the Fund's sales literature or other promotional material in which the Society, a Separate Account or the Contract is named, at least fifteen Business Days prior to its use. No such material shall be used unless the Society approves such material. Such approval (if given) must be in writing and shall be presumed not given if not received within ten Business Days after receipt of such material. The Society shall use all reasonable efforts to respond within ten days of receipt. The Society reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Society, a Separate Account or the Contracts is named, and no such material shall be used if the Society so objects.

8.6 Fund shall not, in connection with the sale of Series shares, give any information or make any representations on behalf of the Society or concerning Society, the Separate Account, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as may be amended or supplemented from time to time, or in published reports for the Separate Account which are in the public domain or approved by the Society for distribution to Contractholders or Participants, or in sales literature or other promotional material approved by the Society, except with the permission of the Society.

8.7 For purposes of this Agreement, the phrase "sales literature or other promotional material" or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, telephone directories (other than routine listings), electronic media, computerized media, or other public media), sales literature (such as any written or electronic communication distributed or made generally available to customers or the public, including, but not limited to brochures, circulars, research reports, market letters, performance reports or summaries, form letters, telemarketing scripts, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees.

                         ARTICLE IX 9.
                         INDEMNIFICATION

9.1 The Society agrees to indemnify and hold harmless the Fund, its investment adviser, any sub-investment adviser of a Series, and their affiliates, and each of their directors, trustees, officers, employees, agents and each person, if any, who controls or is associated with any of the foregoing entities or persons within the meaning of the 1933 Act (but not any participating The Society) (collectively, the "Indemnified Parties" for purposes of Section 9.1), against any and all losses, claims, damages or liabilities joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) for which the Indemnified Parties may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect to thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in information furnished by the Society for use in the registration statement or Prospectus or sales literature or advertisements of the Fund or with respect to the Separate Account or Contracts, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the Prospectus and sales literature or advertisements of the Fund) of the Society or its agents, with respect to the sale and distribution of Contracts for which Series shares are an underlying investment;
          (iii) arise out of the wrongful conduct of the Society or persons under its control with respect to the sale or distribution of the Contracts or Series shares; (iv) arise out of the Society's incorrect calculation and/or untimely reporting of net purchase or redemption orders; or (v) arise out of any breach by the Society of a material term of this Agreement or as a result of any failure by the Society to provide the services and furnish the materials or to make any payments provided for in this Agreement. The Society will reimburse any Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that with respect to clauses (i) and (ii) above the Society will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission or alleged omission made in such registration statement, prospectus, sales literature, or advertisement in conformity with information furnished to the Society by the Fund or any other Indemified Party for use therein; and provided, further, that the Society shall not be liable for special, consequential or incidental damages. This indemnity agreement will be in addition to any liability which the Society may otherwise have.

9.2 The Fund agrees to indemnify and hold harmless the Society and each of its directors, officers, employees, agents and each person, if any, who controls the Society within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which the Society or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof)
          (1) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Prospectus or sales literature or advertisements of the Fund; (2) arise out of or are based upon the omission to state in the registration statement or Prospectus or sales literature or advertisements of the Fund any material fact required to be stated therein or necessary to make the statements therein not misleading; (3) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Prospectus or sales literature or advertisements with respect to the Separate Account or the Contracts and such statements were based on information provided to the Society by the Fund or any of its affiliates; or (4) arises out of any breach by the Fund of a material term of this Agreement or as a result of any failure by the Fund to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification requirements specified in Section 2.7 of this Agreement, or to qualify as a Regulated Investment Company under Subchapter M of the Code), and the Fund will reimburse any legal or other expenses reasonably incurred by the Society or any such director, officer, employee, agent or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Fund will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement, Prospectus, sales literature or advertisements in conformity with information furnished to the Fund by the Society or any other indemnified party for use therein; and provided, further, that the Fund shall not be liable for special, consequential or incidental damages. This indemnity agreement will be in addition to any liability which the Fund may otherwise have.

9.3 The Fund shall indemnify and hold the Society harmless against any and all liability, loss, damages, costs or expenses which the Society may incur, suffer or be required to pay due to the Fund's (1) incorrect calculation of the daily net asset value, dividend rate or capital gain distribution rate of a Series; (2) incorrect reporting of the daily net asset value, dividend rate or capital gain distribution rate; and (3) untimely reporting of the net asset value, dividend rate or capital gain distribution rate; provided that the Fund shall have no obligation to indemnify and hold harmless the Society if the incorrect calculation or incorrect or untimely reporting was the result of incorrect information furnished by the Society or information furnished untimely by the Society or otherwise as a result of or relating to a breach of this Agreement by the Society; and provided, further, that the Fund shall not be liable for special, consequential or incidental damages.

9.4 Promptly after receipt by an indemnified party under this Article of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Article, notify the indemnifying party of the commencement thereof. The omission to so notify the indemnifying party will not relieve the indemnifying party from any liability under this
          Article IX, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. In case any such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and to the extent that the indemnifying party has given notice to such effect to the indemnified party and is performing its obligations under this Article, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding the foregoing, in any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent.

          A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article IX.

                         ARTICLE X
                         COMMENCEMENT AND TERMINATION

10.1 This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein.

10.2 This Agreement shall terminate without penalty as to one or more Series at the option of the terminating party:

          a. At the option of the Society or the Fund at any time from the date hereof upon 180 days' notice, unless a shorter time is agreed to by the parties;

          b. At the option of the Society, if shares of any Series are not reasonably available to meet the requirements of the Contracts as determined by the Society. Prompt notice of election to terminate shall be furnished by the Society, said termination to be effective ten days after receipt of notice unless the Fund makes available a sufficient number of shares to meet the requirements of the Contracts within said ten-day period;

          c. At the option of the Society, upon the institution of formal proceedings against the Fund by the Commission, National Association of Securities Dealers or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Society's reasonable judgment, materially impair the Fund's ability to meet and perform the Fund's obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by the Society with said termination to be effective upon receipt of notice;

          d. At the option of the Fund, upon the institution of formal proceedings against the Society by the Commission, National Association of Securities Dealers or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Fund's reasonable judgment, materially impair the Society's ability to meet and perform the Society's obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by the Fund with said termination to be effective upon receipt of notice;

          e. At the option of the Fund, if the Fund shall determine, in its sole judgment reasonably exercised in good faith, that the Society has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of the Fund or its investment adviser, the Fund shall notify the Society in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by the Society and any other changes in circumstances since the giving of such notice, such determination of the Fund shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination;

          f. At the option of the Society, if the Society shall determine, in its sole judgement reasonably exercised in good faith, that the Fund or its investment adviser has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of the Society or a Separate Account or the sale of or retention of assets under the Contracts, the Society shall notify the Fund in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by the Fund and any other changes in circumstances since the giving of such notice, such determination of the Society shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination;

          g. At the option of the Society, if the Fund ceases to qualify as a Regulated Investment Company under Subchapter M of the Code, or under any successor or similar provision, or if the Society reasonably believes that the Fund may fail to so qualify;

          h. At the option of the Society, if the Fund fails to meet the diversification requirements of Section 817(h) of the Code or if the Society reasonably believes that the Fund will fail to meet such requirements;

          i. Upon termination of the Investment Advisory Agreement between the Fund and its investment adviser or its successors unless the Society specifically approves the selection of a new Fund investment adviser. The Fund shall promptly furnish notice of such termination to Society;

          j. In the event the Fund's shares are not registered, issued or sold in accordance with applicable federal law, or such law precludes the use of such shares as the underlying investment medium of Contracts issued or to be issued by the Society. Termination shall be effective immediately upon such occurrence without notice;

          k. At the option of the Fund upon a determination by the Board in good faith that it is no longer advisable and in the best interests of shareholders for the Fund to continue to operate pursuant to this Agreement. Termination pursuant to this Subsection (h) shall be effective upon notice by the Fund to the Society of such termination;

          l. At the option of the Fund if the Contracts cease to qualify as annuity contracts or life insurance contracts, as applicable, under the Code, or if the Fund reasonably believes that the Contracts may fail to so qualify;

          m. At the option of either party to this Agreement, upon another party's breach of any material provision of this Agreement;

          n. At the option of the Fund, if the Contracts are not registered, issued or sold in accordance with applicable federal and/or state law; or

          o. Upon assignment of this Agreement, unless made with the written consent of the non-assigning party.

          Any such termination pursuant to Section 10.2a, 10.2d, 10.2e, 10.2l or 10.2n herein shall not affect the operation of Article V of this Agreement. Any termination of this Agreement shall not affect the operation of Article IX of this Agreement.

10.3      Notwithstanding any termination of this Agreement pursuant to Section
          10.2 hereof, the Fund and its investment adviser shall, at the option of the Society, continue to make available additional Series shares pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, based upon instructions from the owners of the Existing Contracts or the Society, whichever shall have legal authority to do so, shall be permitted to reallocate investments in the Series, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. If the Series shares continue to be made available after a termination of this Agreement pursuant to Section 10.2, the provisions of this Agreement shall remain in effect and thereafter either the Fund or the Society may terminate the Agreement, as so continued pursuant to this Section 10.3, upon prior written notice to the other party, such notice to be for a period that is reasonable under the circumstances but, if given by the Fund, need not be longer than the greater of (i) six months or (ii) the period required by the Society to obtain any necessary approval from the Commission or any state insurance regulatory authority provided that the Society makes a reasonable good faith effort to obtain such approvals in a reasonable period of time.

                         ARTICLE XI
                         AMENDMENTS

11.1 Any other changes in the terms of this Agreement shall be made by agreement in writing between the Society and Fund.

                         ARTICLE XII
                         NOTICE

12.1 Any notice required by this Agreement shall be sufficiently given by overnight, registered or certified mail, to the appropriate parties at the following addresses:

                         The Society:

                         c/o Farm Bureau Life Insurance Company
                         5400 University Avenue
                         West Des Moines, IA  50266
                         Attn: Dennis M. Marker
                               Vice President - Investment Administration

                         Fund:

                         J.P. Morgan Series Trust II
                         c/o  Morgan Guaranty Trust Company
                         522 Fifth Avenue
                         New York, New York  10036
                         Attention:  Mutual Funds - Legal

          Notice shall be deemed to be given on the date of receipt by the addresses as evidenced by the return receipt.

                         ARTICLE XIII
                         MISCELLANEOUS

13.1 This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any Trustee, officer or shareholder of the Fund individually.

13.2 Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of Contractholders and Participants and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain without the express written consent of the affected party.

13.3 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

13.4 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

13.5 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

13.6 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

                         ARTICLE XIV
                         LAW

14.1 This Agreement shall be construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be duly executed and attested as of the date first above written.

                         Modern Woodmen of America

                         By:  /s/ Clyde C. Schoeck

                         Its:  President


                         J.P.MORGAN SERIES TRUST II

                         By:  /s/ Joseph Bertini

                         Its:  Vice President

                                   SCHEDULE I

NAME OF SERIES

J.P. Morgan Small Company Portfolio
J.P. Morgan Mid Cap Value Portfolio

                                   SCHEDULE II

SEPARATE ACCOUNTS

Modern Woodmen of America Variable Account
Modern Woodmen of America Variable Annuity Account

As of November 28, 2001

Mr. David J. Fermo
Morgan Guaranty Trust Society of New York
522 Fifth Avenue
New York, New York 10036

Dear Mr. Fermo:

This letter sets forth the agreement between Modern Woodmen of America (the "Society") and Morgan Guaranty Trust Society of New York ("Morgan") concerning certain administrative services.

1. ADMINISTRATIVE SERVICES AND EXPENSES. Administrative services for the Society's Separate Accounts (the "Accounts") which invest in the J. P. Morgan Series Trust II (the "Fund") pursuant to the Participation Agreement among the Society and the Fund, dated as of November 28, 2001 (the "Participation Agreement"), and for purchasers of variable annuity and variable life insurance contracts (the "Contracts") issued through the Accounts, are the responsibility of the Society. Certain administrative services for the Fund in which the Accounts invest, and shareholder services for purchasers of shares of the Fund, are the responsibility of Morgan.

     Morgan recognizes the Society as the sole shareholder of record of shares of Portfolios offered by the Fund (the "Portfolios") purchased under the Participation Agreement on behalf of the Accounts. Morgan further recognizes that it will derive a substantial savings in administrative and shareholder servicing expenses by virtue of having the Society as the shareholder of record of shares of the Fund purchased under the Participation Agreement, rather than multiple shareholders having record ownership of such shares. The administrative and shareholder servicing expenses for which Morgan will derive such savings are set forth in Schedule A to this letter agreement.

2. EXPENSE PAYMENTS. (a) In consideration of the anticipated administrative and shareholder servicing expense savings resulting from the Society's services set forth above, Morgan agrees to pay the Society a fee (the "Fee"), computed daily and paid monthly in arrears, equal to the following percent of the daily net asset value of the shares of the Portfolios held in the subaccounts of the Accounts:

            J. P. Morgan Small Society Portfolio                 0.25 %
            J.P. Morgan Mid Cap Value Portfolio                  0.25 %

     (b) As soon as practicable after the end of each month, Morgan will calculate Society's fee for the preceding month as stated in this Paragraph 2 and pay such fee to Society. For purposes of this Paragraph 2, the average daily net asset value of the shares of the Fund will be based on the net asset values reported by such Fund to the Society.

3. NATURE OF PAYMENTS. The parties to this letter agreement recognize and agree that Morgan's payments to the Society relate to administrative and shareholder services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of shares of the Fund, and that these payments are not otherwise related to investment advisory or distribution services or expenses. The amount of administrative and shareholder servicing expense payments made by Morgan to the Society pursuant to Paragraph 2 of this letter agreement will not be deemed to be conclusive with respect to actual administrative and shareholder servicing expenses or savings of Morgan.

4. REPRESENTATIONS. The Society represents and warrants that in performing the services and receiving the compensation described in this letter agreement it will comply with all applicable laws, rules and regulations.

5. TERM. This letter agreement will remain in full force and effect for so long as any assets of the Fund are attributable to amounts invested by the Society under the Participation Agreement, unless terminated in accordance with Paragraph 6 of this letter agreement. Fees will continue to be due and payable with respect to the shares attributable to existing Contracts for only so long as such payments comply with applicable laws, rules and regulations.

6. TERMINATION. This letter agreement will be terminated upon mutual agreement of the parties hereto in writing.

7. AMENDMENT. This letter agreement may be amended only upon mutual agreement of the parties hereto in writing.

8. COUNTERPARTS. This letter may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same instrument.

9. SUCCESSORS AND ASSIGNS. This letter agreement shall bind and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

If this letter agreement is consistent with your understanding of the matters we discussed concerning administrative and shareholder servicing expenses payments, please sign below and return a signed copy to us.

                                                     Very truly yours,

                                                     MODERN WOODMEN OF AMERICA


                                                     By:  /s/ Clyde C. Schoeck


Acknowledged and Agreed:


MORGAN GUARANTY TRUST SOCIETY OF NEW YORK


By:  /s/ David J. Fermo
         David J. Fermo
         Vice President

Attachment:   Schedule A

                                   SCHEDULE A

MAINTENANCE OF BOOKS AND RECORDS

-    Record issuance of shares
-    Record transfers (via net purchase orders)
- Reconciliation and balancing of the separate account at the fund level in the general ledger, at various banks and within systems interface

COMMUNICATION WITH THE FUND

-    Purchase Orders
     -    Determination of net amount available for investment by the Fund
     - Deposit of receipts at the Fund's custodian (generally by wire transfer)
     - Notification of the custodian of the estimated amount required to pay dividend or distribution

-    Redemption Orders
     -    Determination of net amount required for redemptions by the Fund
     - Notification of the custodian and Fund of cash required to meet payments
     -    Cost of share redemption
- Daily pricing

PROCESSING DISTRIBUTIONS FROM THE FUND
-    Process ordinary dividends and capital gains
-    Reinvest the Fund's distributions

REPORT
-    Periodic information reporting to the Fund

FUND-RELATED CONTRACTOWNER SERVICES
- Telephone support for contractowners with respect to Fund inquiries (not including information about performance or related to sales)
-    Communications to contractowners regarding Fund and subaccount performance

OTHER ADMINISTRATIVE SUPPORT
- Providing other administrative support for the Fund as mutually agreed between the Society and the Fund or Morgan
- Relieving the Fund of other usual or incidental administrative services provided to individual contractowners as mutually agreed between the Society and the Fund or Morgan

As of November 28, 2001

Modern Woodmen of America
1701 1st Avenue
Rock Island, Illinois 61201
Attn: C. Ernest Beane
      General Counsel

Dear Mr. Beane:

Reference is hereby made to the Participation Agreement, dated as of November 28, 2001 (the "Participation Agreement"), between Modern Woodmen of America ("the Society") and J.P. Morgan Series Trust II (the "Fund"). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Participation Agreement. In connection therewith, J.P. Morgan Investment Management Inc., investment adviser to the Fund (the "Investment Adviser"), and the Society hereby agree as follows:

1. INDEMNIFICATION. The Investment Adviser agrees to indemnify and hold harmless the Society and each of its directors, officers, employees, agents and each person, if any, who controls the Society within the meaning of the 1933 Act (collectively, the "Indemnified Parties") against any and all losses, claims, damages or liabilities joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) to which the Indemnified Parties may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof):

     (a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Prospectus or sales literature or advertisements of the Fund;

     (b) arise out of or are based upon the omission or alleged omission to state in the registration statement or Prospectus or sales literature or advertisements of the Fund any material fact required to be stated therein or necessary to make the statements therein not misleading;

     (c) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, Prospectus, sales literature or advertisements with respect to the Separate

          Account or the Contracts and such statements were based on information provided to the Society by the Fund or the Investment Adviser; or

     (d) arise out of any breach by the Fund of a material term of this Agreement or as a result of any failure by the Fund to provide the services and furnish the materials provided for in the Participation Agreement (including a failure, whether unintentional or in good faith or otherwise to comply with the diversification requirements specified in Section 817(h) of the Code or to qualify as a Regulated Investment Company under Subchapter M of the Code);

provided, however, that with respect to clauses (1), (2) and (3) above, the Investment Adviser will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement, Prospectus, sales literature or advertisements in conformity with written information furnished to the Fund or the Investment Adviser by the Society specifically for use therein. In addition, the Investment Adviser shall not be liable for special, consequential or incidental damages to any Indemnified Party.

2. PARTICIPATION AGREEMENT. The provisions set forth above are subject to the terms and conditions of the Participation Agreement, including, without limitation, Section 9.4 thereof.

3. AMENDMENT. This letter agreement may be amended only upon mutual agreement of the parties hereto in writing.

4. COUNTERPARTS. This letter may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same instrument.

If this letter agreement is consistent with your understanding of the matters discussed therein, please sign below and return a signed copy of us.

           Very truly yours,

             J.P. MORGAN INVESTMENT MANAGEMENT INC.

            By:  /s/ David J. Fermo
                 David J. Fermo
                 Vice President

ACKNOWLEDGED AND AGREED:

MODERN WOODMEN OF AMERICA

By:  /s/ C. Ernest Beane